                                                                       EXHIBIT 5


                   [Calfee, Halter & Griswold LLP Letterhead]

                                January 29, 2002


The Board of Directors of
DATATRAK International, Inc.
20600 Chagrin Boulevard
Cleveland, Ohio 44122

                  We are familiar with the proceedings taken and proposed to be taken by DATATRAK International, Inc., an Ohio corporation (the "Company"), with respect to the 2,114,766 Common Shares, without par value, of the Company (the "Common Shares"), to be offered and sold from time to time by (i) the selling shareholders who acquired 1,922,514 Common Shares pursuant to the Share Purchase Agreement, dated as of December 21, 2001, among the Company and the selling shareholders (the "Share Purchase Agreement"), and (ii) representatives of the Company's placement agent, who may acquire 192,252 Common Shares upon the exercise of warrants issued to the representatives of the placement agent as a result of the consummation of the Share Purchase Agreement. As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Common Shares under the Securities Act of 1933, as amended (the "Act").

                  In this connection, we have examined the Fifth Amended and Restated Articles of Incorporation of the Company, the Third Amended and Restated Code of Regulations of the Company and such other documents and records as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that (i) the 1,922,514 Common Shares acquired by the selling shareholders pursuant to the Share Purchase Agreement, which are subject to the Registration Statement, are validly issued, fully paid and non-assessable and
(ii) the 192,252 Common Shares to be issued upon the exercise of warrants issued to the representatives of the placement agent pursuant to the Share Purchase Agreement, which are subject to the Registration Statement, will be validly issued, fully paid and non-assessable upon such issuance.

                  We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the laws of the State of Ohio. We express no opinion under the laws of any other jurisdiction.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       /s/ CALFEE, HALTER & GRISWOLD LLP


                                       CALFEE, HALTER & GRISWOLD LLP